PETROTEQ COMMENTS ON EXPIRY OF VISTON OFFER

Sherman Oaks, California - June 28, 2022 - Petroteq Energy Inc. ("Petroteq") (TSXV:PQE; OTC PINK:PQEFF; FSE:PQCF), an  an oil company focused on the development and implementation of its proprietary oil sands extraction and remediation technologies, announces that, at the request of the TSX Venture Exchange, one of the amendments to the offer by Viston United Swiss AG ("Viston"), acting through 2869889 Ontario Inc., its subsidiary (the "Offeror") to purchase all of the outstanding common shares of Petroteq as set out in the "Fourth Notice of Variation and Extension" as announced by Viston in Schedule TO/A (Amendment No. 10) filed by the Offeror with the Securities and Exchange Commission on June 17, 2022 and in a News Release issued on June 17, 2022, is that offer has been extended until July 22, 2022.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

CONTACT INFORMATION:

Petroteq Energy Inc.
Vladimir Podlipskiy
Interim Chief Executive Officer
Tel: (800) 979-1897